                                   BEFORE THE
                          STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS

Before Commissioners:               John Wine, Chair
                                    Cynthia L. Claus
                                    Brian J. Moline

In the Matter of the Investigation of Actions of   )
Western Resources, Inc. to Separate its            )  Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business    )
from its Unregulated Businesses                    )
                                                   )

                         PROTECTION ONE, INC.'S PETITION
                  FOR PARTIAL STAY AND LIMITED RECONSIDERATION
                           OF COMMISSION ORDER NO. 55

           Mitchell F. Hertz                         Teresa J. James
           Robert R. Gasaway                         WALLACE, SAUNDERS,
           KIRKLAND & ELLIS                            AUSTIN, BROWN & ENOCHS
           655 Fifteenth Street, N.W.                1900 Epic Center
           Suite 1200                                301 North Main Street
           Washington, D.C. 20005                    Wichita, KS 67202-4806
           (202) 879-5000                            (316) 369-2100

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                                TABLE OF CONTENTS

                                                                                                      Page
INTRODUCTION .....................................................................................       1

BACKGROUND .......................................................................................       3

     A.   Protection One Is A Publicly Traded Company, And Westar Has No Authority To Make
          Unilateral Decisions Affecting Protection One's Minority Shareholders ..................       3

     B.   Protection One Has Entered Into Several Lawful Contracts With Westar
          Energy and Westar Industries ...........................................................       4

     C.   Order 55 Will Adversely Affect Protection One ..........................................       6

ANALYSIS .........................................................................................       7

I.   ABROGATION OF PROTECTION ONE'S CONTRACTS WITH WESTAR WOULD BE UNCONSTITUTIONAL ..............       8

II.  ABROGATION OF PROTECTION ONE'S CONTRACTS EXCEEDS THE COMMISSION'S AUTHORITY .................      13

     A.   The Commission Lacks Authority To Abrogate Utilities' Contractual Arrangements .........      13

     B.   Even If The Commission Had Authority To Abrogate Utilities' Contractual Arrangments,
          Order 55 Lacks Record Support ..........................................................      17

     C.   Even If The Commission Had Authority To Abrogate Utilities' Contractual Arrangements,
          It Should Decline To Exercise It .......................................................      18

III. APPLICATION OF ORDER 55 TO THE PROTECTION ONE CONTRACTS WITH WESTAR ENERGY WOULD UNLAWFULLY
     UNDERMINE THE COMMISSION'S GOALS FOR WESTAR ENERGY'S CAPITAL STRUCTURE ......................      20

     A.   Abrogating Protection One's Contracts Would Undermine The Commission's
          Goals By Weakening Westar Energy's Financial Position ..................................      21

     B.   Abrogating Protection One's Contracts Would Subject Westar Energy To Liability For
          Contract Damages .......................................................................      23

IV.  THE COMMISSION'S ORDER IS INVALID BECAUSE THE COMMISSION HAS FAILED TO PROVIDE A REASONED
     EXPLANATION FOR ITS DECISION TO ABROGATE PROTECTION ONE'S LAWFUL CONTRACTS ..................      25

CONCLUSION .......................................................................................      27

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     This petition for partial stay and limited reconsideration ("the Petition")
is being filed by Protection One, Inc. ("Protection One") independently of Westar Energy, Inc. ("Westar Energy")./1/ It is being filed pursuant to K.A.R.
(S)(S) 82-1-235(c)(2), (3), and (4) in order to urge that the Commission specifically reconsider the issues of fact, issues of law, legal authorities, and additional evidence described herein. The gravamen of the Petition is that Order 55 of this Docket is unconstitutional, unauthorized by statutory authority, unsupported by record evidence, and insufficiently explained -- at least to the extent that it directs Westar Energy or Westar Industries, Inc. ("Westar Industries") to breach contracts with Protection One. Protection One respectfully requests that the Commission immediately stay the effect of Order
55 as it may apply to Protection One contracts. Protection One also requests that the Commission reconsider and revise the Order so that it clearly does not abrogate or interfere with Protection One's contractual arrangements. Finally, pursuant to K.A.R. (S) 82-1-235(c)(3), Protection One respectfully suggests that the Commission hear oral argument on the pressing issues covered in this Petition. Given the importance of these issues, Protection One believes that oral argument would be helpful to the Commission.

                                  INTRODUCTION

     Protection One is principally engaged in providing security alarm monitoring to homes and small businesses, including the sale, installation, and servicing of alarm systems. With over one million customers, Protection One is the second largest provider of security services in the United States.


----------------------
/1/ Petition One's Petition to Intervene was filed on January 9, 2003, and is now pending before the Commission. In anticipation of a Commission ruling granting that intervention petition, this Petition is being filed consistent with the January 10, 2003 deadline for submissions seeking reconsideration of Order 55.

     Protection One has been much discussed in these proceedings. Often, it has been described as an "affiliate" of Westar Energy. See, e.g., Order No. 51 at
(P) 58. In fact, Protection One is a publicly traded company, listed on the New York Stock Exchange. A clear majority (approximately 88 percent) of Protection One's stock is owned by Westar Industries, which in turn is 100 percent-owned by Westar Energy. But precisely because Protection One is publicly traded and has shares in the hands of the public (as it has since before Westar Industries' acquisition of Protection One stock), Protection One's management and board of directors must (and do) protect the interests of both the company as a whole and all of Protection One's shareholders, including its minority shareholders, to whom certain fiduciary duties are owed.

     This Petition is being filed, among other reasons, to inform the Commission of these interests. It asks that the Commission stay and reconsider Order 55 to the extent that it purports to abrogate Protection One's contractual rights -- a step that would inevitably be to the significant detriment of Protection One's future business prospects, as well as, for reasons discussed below, the detriment of Westar Energy and, ultimately, the stated objectives of the Commission.

     Protection One, which has not appeared in these proceedings until now, trusts and hopes that the Commission finds this Petition non-repetitive, helpful, and a useful basis for discussions. It is not intended to address, much less to disparage, the Commission's ultimate goals for Westar Energy's corporate organization or capital structure. Rather, the Petition aims to build on Protection One's common interests with the Commission, including especially the Commission's important interests in preserving Westar Energy's ability to retire significant amounts of debt with proceeds from the sale of Westar Energy's holdings of Protection One stock, and to obtain repayment for Westar Industries pursuant to the credit facility Westar Industries provides to

                                       2

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Protection One. These shared objectives are realistically obtainable only to the extent that Protection One remains a viable business, and is so perceived by the investing public and prospective purchasers of Westar Industries' interest in Protection One. That viability is being questioned because of the Commission's Order 55. Accordingly, granting this Petition and modifying that Order would constitute significant steps toward goals the Commission and Protection One share in common.

                                   BACKGROUND

     Absent reconsideration of Order 55, Protection One, including its minority shareholders, will be substantially and unlawfully prejudiced by the Commission's actions in these proceedings.

     A. Protection One Is A Publicly Traded Company, And Westar Has No Authority To Make Unilateral Decisions Affecting Protection One's Minority Shareholders.

     Protection One is incorporated in Delaware and listed on the New York Stock Exchange. One of the largest U.S.-based security services providers, Protection One has approximately 2,900 employees in the United States as a whole, approximately 725 of which are based in Kansas.

     Since its initial public offering in 1994, Protection One's stock has at all times been publicly traded, with shares in the hands of the public. At the time of that 1994 offering, Protection One was listed on the NASDAQ (under the ticker symbol ALRM). Protection One continued to be NASDAQ-traded through the 1997 transactions that originally created its affiliations with Westar Energy, right up to its November 1998 listing on the New York Stock Exchange (under the ticker symbol POI).

     Westar Energy became the indirect, majority owner of Protection One as a result of a November 24, 1997 transaction between Protection One and Western Resources, Inc. (which

                                       3

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later changed its name to Westar Energy). Protection One received all of the outstanding stock of Western Resources' security alarm monitoring businesses (then known as Westsec and Westar), plus additional consideration in the form of cash and securities. In return, Protection One issued to Western Resources 68,673,402 shares of Protection One common stock (approximately 82.4 percent of Protection One's outstanding stock at that time). Today, approximately 12 percent of Protection One's common stock is publicly held, while Westar Industries (a subsidiary of Westar Energy) holds the remainder. (The relationship between Protection One, Westar Energy, and Westar Energy's utilities is shown in Attachment A.)

     It bears emphasis that, although a majority of its stock is held by Westar Industries, Protection One has its own executive leadership and board of directors, which have legal duties and fiduciary obligations independent of those of Westar Energy. As of the filing of this Petition, Protection One's board consists of eight persons, of which only one has significant ties to Westar Industries or Westar Energy, apart from his Protection One board membership. (The Protection One board of directors is more fully described in Attachment B.) Neither Westar Industries, nor Westar Energy, has any authority to make unilateral decisions compromising the interests of Protection One's minority shareholders.

     B. Protection One Has Entered Into Several Lawful Contracts With Westar Energy and Westar Industries.

     Protection One has entered into a number of legally-binding contracts with Westar Energy and Westar Industries. Several of these contracts merit detailed explanation because of their importance to Protection One and the risk that the Commission by its Order 55 may (perhaps unintentionally) have set the stage for an unlawful abrogation of or infringement on these contracts. These contracts include, but are not limited to, the following:

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     The Tax-Sharing Agreement with Westar Energy. At the time of the merger,
Western Resources and Protection One entered into a mutually beneficial Tax-Sharing Agreement under which the two companies agreed to file a consolidated tax return. Under applicable tax law, Protection One had the option, but not the obligation, to enter into this agreement. Absent a Tax-Sharing Agreement, Protection One would have used any net operating losses to offset operating income, if any, in future years. Under the Tax-Sharing Agreement, however, Westar Energy received the tax benefits of Protection One's losses throughout the course of the current tax year and, as a result, is obligated to return those tax savings to Protection One. The Tax-Sharing Agreement has thus provided benefits to Westar Energy, in that Westar Energy has enjoyed the time value of money saved due to reduced taxes throughout the 2002 tax year prior to making payment to Protection One. For the 2002 tax year, Protection One is owed an amount projected at between $17 and $29 million that will be due when Westar Energy's 2002 tax return is filed, possibly as early as the first quarter of 2003. (A copy of the Tax-Sharing Agreement is included in Attachment D.)

     The Senior Credit Facility with Westar Industries. Protection One's Senior Credit Facility with Westar Industries allows it to borrow up to $280 million, subject to compliance with various financial conditions. This facility provides essential liquidity for Protection One, for it makes credit available (up to the $280 million limit) immediately upon Protection One's request. Under the Senior Credit Facility, Protection One pays a floating interest rate on all borrowed funds, and is subject to certain financial covenants. Currently, Protection One is in compliance with all Senior Credit Facility covenants and, as of January 9, 2002, Protection One had outstanding borrowings of $215.5 million. Protection One thus currently has a legal right to

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make additional borrowings under the facility in accordance with its terms. (A copy of the Senior Credit Facility is included in Attachment E.)

     The Outsourcing Agreement With Westar Energy. The Commission's Order also affects certain obligations remaining under the Outsourcing Agreement between Westar Energy and Protection One Data Services, Inc. ("PODS"), a wholly-owned Protection One subsidiary. Under that agreement, the parties initially contracted for PODS to provide through December 2005 certain critical information technology services previously performed by Westar Energy itself. Although the parties to the Outsourcing Agreement mutually agreed to terminate the Agreement effective December 31, 2002, certain of Westar Energy's other obligations under the Agreement remain to be performed, including Westar Energy's obligation to reimburse PODS approximately $500,000.00 in pre-payments that have already been made by PODS for certain third-party IT services to be provided in 2003 or other future years.

     Finally, the Commission should bear in mind that the flows of funds between Protection One and Westar Energy or Westar Industries are by no means all in one direction. For example, Protection One pays Westar Energy to provide administrative and advisory services pursuant to a Shared Services Agreement dated April 1, 1999 (as amended). (A copy of the Services Agreement is included in Attachment F.) These services are charged at Westar Energy's fully-loaded costs and include various accounting, tax, audit, human resources, purchasing, and facilities management activities. For the nine months ending September 30, 2002, Protection One paid approximately $3.6 million for these services.

     C.   Order 55 Will Adversely Affect Protection One.

     Whether intended or not, Order 55 is poised to unlawfully abrogate or infringe contracts between Westar Energy (as well as Westar Industries) and Protection One. For example, Order 55 prohibits Westar Energy from fulfilling its obligations under the Tax-Sharing Agreement. See

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Order No. 55 at (P) 73. Specifically, Order 55 apparently purports to nullify
Protection One's right to receive the payments due to Protection One for tax year 2002 and subsequent years. See id.

     In this same vein, Order 55 establishes a requirement that Westar Energy notify the Commission "thirty (30) days before any investment of $100,000 or more in nonutility businesses by Westar Energy or any affiliate." Order No. 55 at (P) 80. While allowing Protection One to draw down its line of credit is not strictly speaking an "investment," if the Commission were to construe this language to include draw-downs, the Order would undermine Protection One's ability to access its unused credit capacity. By requiring 30 days advance notice, Order 55 also denies Protection One its contractual right to draw down funds immediately. (Again, this credit facility provides Protection One with essential liquidity, and any impairment of Protection One's ability to draw against it would have significant repercussions for Protection One.)

     Finally, Order 55 expressly infringes Westar Energy's remaining obligations under the Outsourcing Agreement with Protection One's subsidiary, PODS, by requiring Westar Energy to seek Commission approval "before making any . . . transfer of cash" that "equals or exceeds $100,000." Order No. 51 at (P) 113; Order No. 55 at (P) 71 (stating that this requirement applies to the Outsourcing Agreement).

                                    ANALYSIS

     The Commission might well imagine that the immediate contractual impairments described above -- depriving Protection One of some $17-29 million owed this year under the Tax-Sharing Agreement; potentially forestalling it from drawing down funds under its Senior Credit Facility; and potentially stopping or delaying it from receiving some $500,000.00 due under its Outsourcing Agreement -- will financially impact Protection One, significantly and adversely. Ultimately, Order 55 could have enormously adverse effects on Protection One.

                                       7

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While the Commission in many circumstances might not be much concerned with
Protection One, or its future, there are compelling reasons why it should take careful account of these bracing facts -- namely, their direct, negative financial impacts on Westar Energy and its utilities. Indeed, even a perception by the public capital markets that the Commission is impairing Protection One's value or viability must be addressed -- and dispelled -- if the Commission's goals are to be realized. Left unaddressed, such perceptions can only have the effect of driving down the price that Westar Energy can command for its Protection One stock holdings. For reasons described below, it is in the manifest best interest of all parties, including the Commission and the Kansas utility ratepayers, to work hard to ensure that the value and viability of Protection One are left unimpaired.

I.   ABROGATION OF PROTECTION ONE'S CONTRACTS WITH WESTAR WOULD BE
     UNCONSTITUTIONAL.

     The Commission has directed Westar Energy to "revise the Tax Sharing Agreement to reflect its obligation to retain for the utility business the benefits of tax losses attributable to the nonutility business until the Commission finds that the utility company no longer bears debt associated with the nonutility businesses." Order No. 55 at (P) 73. Further, it has potentially made credit available to Protection One, not immediately, but (if at all) only on 30 days' notice to the Commission. In addition, the Commission's Orders provide that Westar Energy must seek "Commission approval before making any ... transfer of cash to [Protection One] ... where the value of such transaction equals or exceeds $100,000." Order No. 51 at (P) 113; see also Order No. 55 at
(P) 71. This requirement effectively abrogates Westar Energy's continuing obligations under the Outsourcing Agreement between Protection One and Westar Energy. Other agreements between Protection One and Westar Energy are also placed at risk under the Commission's Order.

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

     These directives do not square with the Contract Clause of the United States Constitution. The Contract Clause provides that "[n]o State shall . . .
pass any ... Law impairing the Obligation of Contracts .... "Art. I, (S) 10,
cl. 1. The Supreme Court has devised a three-part test for determining whether a state law or regulation violates the Contract Clause: The law must [1] operate as a "substantial impairment of a contractual relationship." Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 (1978). If it does, it will be upheld only if [2] the State provides "a significant and legitimate public purpose behind the regulation," and [3] the "adjustment of the rights and responsibilities of contracting parties [is based] upon reasonable conditions and [is] of a character appropriate to the public purpose justifying [the legislation's] adoption." Federal Land Bank of Wichita v. Bott, 240 Kan. 624, 634 (1987) (quoting Energy Reserves Group, Inc. v. Kansas Power & Light, Co., 459 U.S. 400, 411-12 (1983)) (internal quotation marks omitted). Applying these factors, particularly as interpreted by the Kansas Supreme Court in Land Bank of Witchita v. Bott, illuminates the invalidity of the contract-abrogating provisions of Order 55.

     At the outset, there is substantial impairment of Protection One's contractual relationships. The Supreme Court has recognized that "[t]otal destruction of contractual expectations is not necessary for a finding of substantial impairment." Energy Reserves, 459 U.S. at 411. Even so, here the destruction is nearly total. The Tax-Sharing Agreement, for example, mandates a "return benefit" to Protection One, but the Commission has expressly ordered that Westar Energy "revise" the Agreement and "retain for the utility business the benefits." Order No. 55 at (P) 73. In other words, the "revision" being ordered is for Westar Energy to accept Protection One's obligations under the Agreement but to refuse performance in return. Any vague assurances that perhaps in the future the Commission might permit

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performance -- either under the Tax-Sharing Agreement or other contracts --
could hardly salvage what has been taken from Protection One, or repair the damage from negative perceptions of Protection One's value and continued viability by the public equity markets. In this same vein, to the extent Order 55 requires 30 days advance notice before Protection One draws upon the Senior Credit Facility, the Order would substantially undermine that contract because it defeats the very purpose of having revolving credit arrangements -- namely, quick access to ready cash.

     Although some courts have found lack of contractual impairment where a new law was foreseeable, this escape hatch does not apply to the Commission's Order. To justify abrogation, parties must have at the time their contract was entered a "fair and appreciable warning of an impending intervention into their agreements." Holiday Inns Franchising, Inc. v. Branstad, 29 F.3d 383, 385 (8th Cir. 1994). Of course, it is no defense that Westar Energy (but not Protection
One) operates in a heavily regulated industry: "[A] history of regulation is never a sufficient condition for rejecting a challenge based on the contracts clause ... [t]he fact that some incidents of a commercial activity are heavily regulated does not put the regulated firm on notice that an entirely different scheme of regulation will be imposed." Chrysler Corp. v. Kolosso Auto Sales, Inc., 148 F.3d 892, 895 (7th Cir. 1998). Here, the contracts between Westar Energy and Protection One were lawful when made, and expectation of performance was entirely reasonable. Indeed, the Commission's Order as a whole has garnered national press coverage as an "unusual step" in the regulation of electric utilities. See Rebecca Smith, Energy Firms Seek to Share Pain with Subsidiaries, Wall. St. J., Dec. 26, 2002.

     In light of these substantial, unexpected impairments of Protection One's contractual rights, Order 55 simply fails to further the kind of "significant public purposes" that might justify

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such impairments. See Spannaus, 438 U.S. at 244. The Commission is not, for
instance, responding to an "emergency" akin to the Great Depression, see, e.g., Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. 398 (1934), or even the Kansas farm foreclosure crisis of the 1980s, see, e.g., Federal Land Bank of Wichita v. Bott, 240 Kan. 624 (1987). Indeed, Order 55 does not even acknowledge the legal necessity of such a showing.

     Finally, even if the Commission were to conclude at some future point that abrogating contracts is essential for significant public purposes, it has failed to pursue those purposes through "reasonable conditions" that preserve as much as possible the integrity of the underlying agreements. See Spannaus, 438 U.S. at 244. In particular, Order 55 contravenes the Kansas Supreme Court's decision in Botts. There, even though the Family Farm Rehabilitation Act was passed in response to a genuine farm foreclosure emergency, the court struck down the Act as a violation of the Contract Clause because it did not protect "the integrity of the mortgage indebtedness." Botts, 240 Kan. at 636. As the court explained:

     [The Act] impairs the mortgage debt by authorizing redemption at less than the judgment amount and preventing the mortgagee from bidding at a judicial sale or obtaining a deficiency judgment. It changes the rate of interest from that provided in the contract to a set rate provided in the Act. The conditions of redemption are changed as the Act authorizes redemption of any part or parcel of the mortgaged land. Further, the Act makes no specific provision for the payment of taxes, profits, or reasonable rental during the period of extended redemption.

Id. at 636-37. This list of offending particulars is significantly less severe than either the Commission's outright cancellation of the Tax-Sharing Agreement, or the potential 30-day advance notice requirement for Protection One's Credit Facility, or its requirement for Commission pre-approval for payments under the Outsourcing Agreement. Order 55 thus fails the Botts standard for testing the validity of contractual impairments.

     In any event, the Commission cannot dispose of the Contract Clause issue without providing, at a minimum, "a concise and specific statement of the relevant law and basic facts."

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See Gas Serv. Corp. v. State Corp. Comm'n, 4 Kan. App. 2d 623, 625 (1980)
(citing SEC v. Chenery Corp., 318 U.S. 80 (1943)). The Commission, just as a state or federal court, has a duty to construe its authority so as to avoid constitutional problems. See National Compressed Steel Corp. v. Unified Gov. of Wyandotte County, 38 P.3d 723, 732 (Kan. 2002) ("statutes should be construed to avoid constitutional problems"); Edward J. DeBartolo Corp. v. Florida Gulf Coast Bldg. & Constr. Trades Council, 485 U.S. 568, 575 (1988) ("[W]here an otherwise acceptable construction of a statute would raise serious constitutional problems, the Court will construe the statute to avoid such problems unless such construction is plainly contrary to the intent of Congress."); M.S.W., Inc. Board of Zoning Appeals of Marion County, 29 Kan. App. 2d 139, 152 (2001) ("In order to avoid violation of constitutional provisions preventing the taking of private property without compensation, zoning ordinances must permit continuation of nonconforming uses in existence at the time of their enactment.")

     Accordingly, should Order 55 be left unmodified, the Commission would be unlawfully glossing over serious constitutional issues. There has been no attempt to resolve those issues, much less explanations as to how the Commission is using its authority to avoid them, as is its duty. The Commission's Order is thus legally deficient on grounds that the Commission has failed to consider thoroughly all of the relevant legal issues. See K.S.A. (S) 77-621(c)(1); see also National Wildlife Fed'n v. ICC, 850 F.2d 694, 708 (D.C. Cir. 1988) ("[W]e find the Commission's analysis of the takings issue raised by Ms. Beres insufficient to support its conclusion ... [a] remand for further consideration is therefore in order."). Rather than creating serious constitutional difficulties without discussion, the Commission should revise its Order so that it does not impair Protection One's contractual arrangements.

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

II.  ABROGATION OF PROTECTION ONE'S CONTRACTS EXCEEDS THE COMMISSION'S
     AUTHORITY.

     Although Order 55 is unconstitutional as currently framed, the Commission need not necessarily reach that issue at this time. It may instead grant this Petition on alternative statutory grounds.

     Naturally, the Commission has a paramount duty to abide by the federal constitution. Put simply, "[n]o state legislator or executive or judicial officer" can "fail to adhere to the Constitution" without "violating his undertaking to support it." Cooper v. Aaron, 358 U.S. 1, 18 (1958). Under both the Oath Clause and the Supremacy Clause, state officials have a duty to follow the United States Constitution in preference to any other obligations, including any unconstitutional state statute or state constitutional provision mandating the contrary. See, e.g., Meredith v. Fair, 328 F.2d 586 (5th Cir. 1962); see also Howlett v. Rose, 496 U.S. 356, 367 (1990) ("The laws of the United States are laws in the several States, and just as much binding on the citizens and courts thereof as the State laws are.") (quoting Claflin v. Houseman, 93 U.S. 130, 136-37 (1876)). Similar obligations are imposed by Kansas statute. See K.S.A. (S) 77-621(c)(1) (noting the unlawfulness of agency action if unconstitutional on its face or as applied).

     Fortunately, no such tensions arise in this case, because Kansas law also supports the revision of Order 55 along the lines suggested by Protection One. The Commission should accordingly revise its Order, taking into account the statutory bounds on its authority.

     A. The Commission Lacks Authority To Abrogate Utilities' Contractual Arrangements.

     Kansas law provides no specific statutory authority for impairing Protection One's contracts with Westar Energy or Westar Industries. Apparently recognizing this fact, the Commission has cited its broad and general authority over electric utilities. See, e.g., Order No. 51 at (P) 54 (citing K.S.A. (S)(S) 6-101, et seq.). Unquestionably, the statutory provisions on which

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Order 55 relies grant wide powers. But they do not give the Commission unlimited powers to abrogate lawful private contracts.

     K.S.A.(S) 66-101 states that the Commission "is given full power, authority and jurisdiction to supervise and control the electric public utilities . . . doing business in Kansas, and is empowered to do all things necessary and convenient for the exercise of such power, authority and jurisdiction." K.S.A.(S) 66-101 (emphasis added); see also K.S.A.(S) 66-101(h) (giving the Commission supervisory authority over all electric public utilities doing business in Kansas). The statute's focus on "necessary and convenient" echoes the "necessary and proper" clause of the federal Constitution and its associated jurisprudential history dating back to Chief Justice Marshall's decision in Marbury v. Madison, 5 U.S. (1 Cranch) 137, 176 (1803). Although this jurisprudence is often debated, it is clear and undisputable that a measure is neither "necessary," "proper," nor "convenient," when it is proscribed by the Constitution. Cf. State ex rel. Tomasic v. Kansas City, 230 Kan. 404, 417 (1981) ("the legislature and the people have the right to assume that public officials will exercise their express and implied powers fairly, honestly and reasonably"). Put simply, the Commission has no authority to violate the Constitution. See Malone Oil Co. v. Department of Health & Env't, 234 Kan. 1066, 1068 (1984) (agency action "to be valid must be appropriate, reasonable and not inconsistent with the law").

     Moreover, it is equally clear that absent specific statutory authorization, an agency's action "cannot stand." Michigan v. EPA, 268 F.3d 1075, 1081 (D.C. Cir. 2001). Kansas courts have thus consistently recognized that "[a]dministrative agencies are creatures of statute and their power is dependent upon authorizing statutes, therefore any exercise of authority claimed by the agency must come from within the statutes." American Trust Adm'rs, Inc. v. Sebelius, 44 P.3d 1253, 1257 (Kan. 2002); State ex rel. Brant v. Bank of America, 272 Kan. 182, 185 (2001)

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("administrative agencies . . . , as creatures of statute, may only act within the scope of authority granted by authorizing statutes"). Such delegated authority should not be "lightly presumed." Michigan v. EPA, 268 F.3d at 1082. "Were courts to presume a delegation of power . . . agencies would enjoy virtually limitless hegemony." Id. (quoting Ethyl Corp. v. EPA, 51 F.3d 1053, 1060 (D.C. Cir. 1995)).

     Here, while the Kansas legislature delegated to the Commission broad powers to supervise and control electric public utilities, it did not (and, indeed, could not) grant the Commission authority to abrogate legally-binding contracts that were lawful when entered. Indeed, precisely because the Commission has such broad powers (including the express powers to engage in ratemaking, control dividends, and limit prospectively contracts that Kansas utilities might enter), it is clear that the Kansas legislature did not intend for the Commission to have the entirely unnecessary power of abrogating pre-existing, legally-binding contracts. As the U.S. Supreme Court has noted, deciding what "will or will not be sacrificed" to the "achievement of a particular objective" is "the very essence of legislative choice" and it "frustrates rather than effectuates legislative intent simplistically to assume that whatever furthers the statute's primary objective must be the law." Rodriguez v. United States, 480 U.S. 522, 528 (1987). Accordingly, "[w]here there is a complete and legislated procedure," there is "no room" for agencies to further broaden their mandates by invoking inherent powers. Acosta v. National Beef Packing Co., 44 P.3d 330, 339 (Kan.
2002)

     While the Kansas courts have never dealt explicitly with a case where, as here, the Commission has attempted to shift the substantive benefits of multiple utility contracts, courts have examined the Commission's limited authority to revise rate contracts. It stands to reason that the Commission's power is at its highest in this context because the Commission's primary responsibility is to ensure just and reasonable rates. See K.S.A. (S) 66-101(b). Even in that context, however, where the Commission's authority is at its zenith, the Commission does not enjoy unlimited powers to reformulate standing contracts. As the Kansas Supreme Court explained long ago, contracts are "protected from impairment by the federal Constitution and by the Kansas Bill of Rights." Wichita R.R. & Light Co. v. Court of Indus. Relations, 214 P. 797, 803 (Kan. 1923). Accordingly, the Commission cannot waive contracts aside "by simply invoking the convenient apologetics of the police power." Id. (quoting Kansas City S. Ry. v. Kaw Valley Dist., 233 U.S. 75, 79 (1914) (Holmes, J.)). Courts have continued to apply this doctrine limiting the Commission's authority to abrogate rate contracts, as the Commission itself has recognized. See, e.g., Central Kansas Power Co. v. State Corp. Comm'n, 81 Kan. 817 (1957); Western Distrib. Co. v. City of Mulvane, 116 Kan. 472 (1924); see also Re: Long Term Contracts, Docket No. 99-GIMT-706-GIT, 2000 WL 342221, at (P) 46 (2000).

     In light of the demanding standard for abrogating rate contracts (which arguably fall within the Commission's primary responsibility), the standard for abrogating non-rate contracts is even more demanding. When non-rate contracts are at issue, the nexus between the contract and the Commission's delegated authority is far more attenuated. Accordingly, the Kansas courts have held that state agencies have no authority to extend arbitrarily the duration of a public service company's contract. See Welsbach St. Lighting Co. v. Public Utils. Comm'n, 101 Kan. 774 (1917). Similarly, Kansas courts have been unwilling to interfere with private lease agreements between public utilities. See Farmers Coop. Grain and Supply Co. v. Chicago, Rock Island & Pac. R.R. Co., 33 P.2d 170 (Kan. 1934). As the courts have explained, "not every contract" involving public utilities may be "disturbed by the regulatory body of the state." Id.

     B. Even If The Commission Had Authority To Abrogate Utilities' Contractual Arrangments, Order 55 Lacks Record Support.

     In any event, even if the Commission had legal authority supporting its decision to abrogate Protection One's lawful contracts, the Commission should still revise its Order because it lacks record support. See K.S.A. (S) 77-621(c)(7). Under Kansas administrative law, agency action is per se arbitrary and capricious if it is not "supported by substantial competent evidence." Sokol
v. State Dep't of Soc. and Rehab. Servs., 267 Kan. 740, 746 (1999). As the Kansas Supreme Court has warned, unless agency actions are "supported by findings of fact for which there is evidence in the record," agency expertise, "the strength of modern government, can become a monster which rules with no practical limits on its discretion." Zinke & Trumbo, Ltd. v. State Corp. Comm'n, 242 Kan. 470, 475 (1988) (quoting Burlington Truck Lines v. United States, 371 U.S. 156, 167 (1962)).

     Here, however, neither the Tax-Sharing Agreement, nor the Senior Credit Facility, nor the Outsourcing Agreement, will have any established, negative impacts on Westar Energy's ratepayers. Even assuming (incorrectly) that the contracts drain resources from Westar Energy, the Commission can ensure that this drain does not become a funnel from the pockets of the Kansas energy consumer. See K.S.A. (S)(S) 66-101, et seq. In fact, the Commission has authority to establish rates based on a hypothetical capital structure to ensure that the ratepayers do not bear the burdens of paying for certain debt, as it did in recent rate cases involving Westar Energy. See In re Application Of Western Resources, Inc. For Approval To Make Certain Changes For Its Charges For Electric Service, Docket No. 01-WSRE-436-RTS, Order on Rate Applications, (P) 34 (July 25, 2001) (noting that "the apparent capital structure of the standalone electric utility is not generally an appropriate one to use for ratemaking purposes, and that the preferred approach [is] to determine a hypothetical capital structure"). Indeed, the Commission has acknowledged that its control over ratemaking ensures that any burdens from "excess" Westar Energy indebtedness are not felt by Kansas ratepayers. See Order No. 51 at (P) 98.

         Moreover, to Protection One's knowledge, there is no record evidence, nor has any party seriously contended, that the affected Protection One contracts are impairing the quality or reliability of Westar Energy's service to ratepayers. The most that the Commission has ever said is that Westar Energy's cost of borrowing has increased (or not decreased as much as the Commission would have expected in this economic climate) as a result of the greater debt. But increased borrowing costs are not a result of the Protection One contracts. Moreover, any increase in borrowing costs can be addressed through the Commission's authority to control rates and limit dividend payments. See K.S.A.
(S)(S) 66-101, 66-1214.

         In summary, no record evidence of which Protection One is aware shows that higher Westar Energy borrowing costs have resulted in higher rates; no record evidence shows that the Commission lacks ratemaking authority to prevent Westar Energy from passing-through such higher costs (if any) to customers; no record evidence shows that Westar Energy's borrowing costs are, in fact, higher due to the Protection One contracts; no record evidence shows impairment of service; and no record evidence shows the Protection One contracts are causing any harm to the public. But without such evidence, Order 55 cannot withstand scrutiny.

         C. Even If The Commission Had Authority To Abrogate Utilities' Contractual Arrangements, It Should Decline To Exercise It.

         More fundamentally, even if cures were available for Order 55's legal deficiencies (they are not), the Commission should still, for sound policy reasons, renounce any efforts to abrogate lawful contracts. Over the longer term, the Commission has strong interests in seeing that Kansas utilities are not disabled from being reliable contracting partners. History shows that depriving individuals or entities of the capacity to enter into binding agreements inevitably

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

harms the public. See, e.g., Bruno Leoni, Freedom and the Law 143 (1972). Here, should the Commission continue to assert the right to abrogate agreements that were lawful when entered, it could seriously weaken Kansas utilities' ability to serve their Kansas customers effectively. In particular, third-party creditors and suppliers may well decline to enter contracts with Kansas utilities if those contracts are later subject to Commission abrogation.

         One case in point is Southern California Edison's recent difficulties in obtaining an investment-grade credit rating. These difficulties have been principally caused by the market's skepticism about the reliability of the California Public Utility Commission's regulatory regime. According to a leading credit-rating firm, Southern California Edison's crediting rating has remained low because of "continuing regulatory and political uncertainties." Foster Electric Report, Report No. 269, 2002 WL 6859436 (Aug. 14, 2002) ("Despite Southern California Edison Co.'s ... improving credit strength, on 8/7/02 Standard & Poor's ... lowered to non-investment grade -- or "junk" grade -- two California power projects [because of] regulatory and political uncertainties looming over SoCal Edison"); Platts Energy Business & Technology, v. 4 n.6, 2002 WL 23501121 (Oct. 1, 2002) (noting that despite upgrading Southern California Edison's debt ratings, Standard & Poor's concluded that "the continuing regulatory and political uncertainties that dominate the credit profile for [SoCal Edison] can no longer support an investment grade rating"). In short, regulatory uncertainty has directly harmed California's utilities, entailing adverse consequences for California ratepayers.

         Should the Commission continue to assert authority to abrogate utility contracts, Kansas utilities and consumers may begin to suffer the fate of their California counterparts. Specifically, Kansas utilities' contracts, including credit arrangements, will likely be concluded on less favorable terms for Kansas utilities and, ultimately, their customers. In the end, the

Commission's efforts to "restore [Westar Energy] to financial health," Order No. 51 at (P) 20, and to avoid "the potential for harm to ratepayers and the public interest," id., will have the exact opposite effects from those the Commission intended. Cf. Order No. 51 at (P) 43 (noting Commission's goal of restoring Westar Energy to "a bond rating comparable to utilities facing similar utility-related risks").

III. APPLICATION OF ORDER 55 TO THE PROTECTION ONE CONTRACTS WITH WESTAR ENERGY WOULD UNLAWFULLY UNDERMINE THE COMMISSION'S GOALS FOR WESTAR ENERGY'S CAPITAL STRUCTURE.

         Protection One shares many of the Commission's goals articulated in Order 55. But, if implemented without modification, that Order would not only undermine these goals, it will likely make achieving them impossible. This mismatch is contrary to the Commission's intentions. It also renders Order 55 legally improper, by putting the Order's stated goals at odds with the requirements it imposes on Westar Energy.

         The Kansas Act for Judicial Review and Civil Enforcement of Agency Actions prohibits state agencies from taking action unsupported by substantial, competent evidence, see K.S.A. (S) 77-621(c)(7), or "otherwise unreasonable, arbitrary or capricious," K.S.A. (S) 77-621(c)(8). When reviewing agency action, Kansas courts regularly seek guidance from federal court interpretations of the federal Administrative Procedure Act. See, e.g., Reiter v. City of Beloit, 263 Kan. 74, 93 (1997) (acknowledging that federal statutes are helpful when interpreting similarly-worded Kansas statutes); Imler v. Southwestern Bell Tel. Co., 8 Kan. App. 2d 71, 74 (1982) (noting that "the scope of review applied in federal courts is substantially identical to that prevailing in the courts of Kansas"); see also Stock v. Nordhus, 216 Kan. 779, 782 (1975) ("[t]raditionally, we have followed federal interpretation of federal procedural rules after which our own have been patterned"). Significantly, it is settled under federal law that an agency "must articulate a satisfactory explanation for its action including a rational connection between the facts found and the choice made." Kansas v. United States, 249 F.3d 1213, 1228-29 (10th Cir. 2001) (quoting Motor Vehicle Mfrs. Ass'n v. State Farm Mut. Auto. Ins., 463 U.S. 29, 43 (1983)). An agency decision that is inconsistent with its own stated goals cannot stand-- "[r]ational decisionmaking ... dictates that [an] agency simply cannot employ means that actually undercut its own purported goals." Office of Communication of the United Church of Christ v. FCC, 779 F.2d 702, 707 (D.C. Cir. 1985).

         Consistent with these bedrock principles, Kansas administrative procedure requires a reasonable fit between the Commission's goals and the means used to achieve those goals. In this regard, the Kansas Supreme Court has held agency action is "unreasonable" if it is "taken without regard to the benefit or harm to all interested parties." Zinke & Trumbo, Ltd. v. State Corp. Comm'n, 242 Kan. 470, 474-75 (1988); accord Combined Inv. Co. v. Board of County Comm'rs, 227 Kan. 17, 24 (1980).

         Here, abrogating the agreements between Westar Energy and Protection One would undermine -- rather than advance -- the Commission's goals for Westar Energy's capital structure. In particular, requiring Westar Energy to abrogate its contracts would disserve the Commission's goals by, on one hand, diminishing the value of Protection One as a viable, ongoing (and salable) business and, on the other, rendering Westar Energy liable to Protection One for damages. Order 55 thus promises to weaken Westar Energy's finances instead of strengthening them.

         A. Abrogating Protection One's Contracts Would Undermine The Commission's Goals By Weakening Westar Energy's Financial Position.

         It bears mention at the outset that Order 55 misunderstands the nature of the Protection One agreements, including specifically the Tax-Sharing Agreement, which the Commission has mistakenly suggested contributes to Westar Energy's debt. This assumption is wrong, for three basic reasons. First, the Tax-Sharing Agreement does not siphon funds from regulated utilities to Protection One. Instead, it merely returns to Protection One the value of the tax benefit accruing to Westar Energy by virtue of Westar Energy filing a consolidated tax return with Protection One. Second, the Tax-Sharing Agreement does grant Westar Energy (and by extension the utilities) significant benefits. Specifically, Westar Energy has been able to take advantage of Protection One's tax losses throughout the 2002 tax year, while obliging itself to pay those savings to Protection One only at the end of the tax year. Westar Energy has thus benefited from the time value of the tax losses. Third, the Tax-Sharing Agreement is not associated with debt. Order 55 states that there is a "mismatch of burden and benefit" under the Tax-Sharing Agreement; in fact, however, the Tax-Sharing Agreement only provides Protection One with remuneration for tax losses used by Westar Energy to which Westar Energy would not otherwise be entitled. Cf. Order No. 55 at (P) 73. The Agreement is thus "matched" with taxable profits, not debt.

         More fundamentally, abrogating Protection One's contracts would be self-defeating because it could place Protection One in a potentially precarious financial position. Published reports state that Westar Energy intends to sell its interest in Protection One "to pay down debt." Westar CEO: KCC Order Went Too Far, The Topeka Capital-journal (Jan. 6, 2003) (available at http://cjonline.com/stories/010703/bus_haines.shtml). (A copy of this article is included at Attachment C.) It is therefore in no one's best interest to create a situation that would make it much more difficult for such a sale to occur, or to lessen the expected proceeds from a sale. There is little doubt that, for Westar Energy to sell its ownership stake in the company for the best possible price, Protection One must be a viable, going concern. There is also little doubt that the value to a buyer will be undercut if Order 55 creates liquidity or other financial problems. Westar Energy's stated intention, consistent with the Commission's desires, to sell Protection One places the Commission's interest squarely on the side of maximizing Protection One's value in the eyes of prospective buyers and public equity markets. The revisions requested for Order 55 are thus essential to ensuring that the Commission lawfully promotes -- rather than unlawfully undermines -- this interest.

         B. Abrogating Protection One's Contracts Would Subject Westar Energy To Liability For Contract Damages.

         Besides placing Protection One in a precarious financial position, abrogating Protection One's contracts would also make Westar Energy liable for contract damages. It has long been recognized that "where a contract is lawful when made, and a subsequent enactment renders performance of it unlawful, neither party shall be prejudiced." Louisville & N.R. Co. v. Crowe, 160 S.W. 759, 760 (Ky. 1913). Accordingly, a party may not take "the property of another under a promise to pay for it," but "not pay for it," even if "by reason of an enactment of law after the contract is made, such party is prohibited from making payment." Id. Under these circumstances, where "consideration has not been fully paid," a party must "pay for it upon equitable terms." Id. Indeed, as courts have long recognized, even when contracts are "subject to the reserved authority in the State to modify them in the interest of the public welfare," a party "suffering loss" as a result of such modification is entitled to recover compensation. Bond Bros. v. Louisville & Jefferson County Metro. Sewer Dist., 211 S.W.2d 867, 874 (Ky. 1948). "It jars unpleasantly on one's sense of justice" to allow a government agency to "destroy or confiscate [a party's] property for the benefit and advantage" of another party. Schiller Piano Co. v. Illinois N. Utils. Co., 123 N.E. 631, 633 (Ill. 1919) (holding that the Public Utilities Act could not be interpreted to destroy plaintiff's private contract rights).

         These venerable principles of the common law form the backdrop for the equally long-standing Kansas rule that a contracting party may be held liable for breach, even when performance under a contract has become unlawful. See Smith v. Missouri State Life Ins. Co., 7 P.2d 65, 67 (Kan. 1932) ("[W]here a person by an express contract obligates himself absolutely to do an act not impossible or unlawful at the time, neither inevitable accident nor any other unforeseen contingency will excuse him"). An administrative order preventing a party from performing under a contract is not a valid excuse for nonperformance when the order preventing performance might reasonably "have been provided against" by the contracting party. Western Drug Supply & Specialty Co. v. Board of Admin., 187 P. 701, 703 (Kan. 1920). As commentators have recognized, "[c]ontracting parties owe a duty to take all steps reasonably necessary to ensure performance," including preventing interference with performance by third-parties. CORBIN ON CONTRACTS (S) 76.4 (Revised ed. 2002). Hence, "if the legal proceedings interfering with performance of the promise are in any way due to the fault of the promisor . . . the interference should constitute no defense
.. . . because the impossibility is primarily due to the promisor's own fault."
WILLISTON ON CONTRACTS (S) 1939 (3d ed. 1978). As Judge Posner puts it, where administrative orders "might have reasonably been foreseen and guarded against," the contracting party must abide by the consequences, including payment of damages for breach. Western Drug Supply, 187 P. at 704; see also Northern Indiana Pub. Serv. Co. v. Carbon County Coal Co., 799 F.2d 265, 278 (7th Cir.
1986) (Posner, J.) (noting that "[g]overnment these days is a pervasive factor in the economy" and refusing to excuse performance even though state commission orders made the contract uneconomical).

         Here, abrogation of the affected Protection One contracts would require that Westar Energy pay Protection One appropriate compensation. Westar Energy has obtained valuable benefits from Protection One under all these agreements-- and may not now simply walk away from them. Moreover, the severe and unprecedented nature of Order 55 undoubtedly is attributable, in significant part, to the Commission's perception of Westar Energy's conduct. See, e.g., Order No. 55 at (P) 32; Order No. 51 at
(P) 18. Accordingly, even if the Commission ultimately succeeds in abrogating Protection One's contracts, Westar Energy will remain responsible to Protection One for damages-- thereby, undermining any claim that these abrogations will conserve cash on the Westar Energy books. Once again, allowing Order 55 to stand would undercut the Commission's clearly stated goals by weakening Westar Energy's finances, instead of strengthening them.

IV. THE COMMISSION'S ORDER IS INVALID BECAUSE THE COMMISSION HAS FAILED TO PROVIDE A REASONED EXPLANATION FOR ITS DECISION TO ABROGATE PROTECTION ONE'S LAWFUL CONTRACTS.

      The issues discussed above raise serious constitutional, statutory, and administrative law concerns that should persuade the Commission partially to stay and reconsider its Order. But even aside from their merits, the Commission's failure to address these issues is itself per se grounds for granting reconsideration. Kansas administrative law-- as well as the Commission's own regulations-- requires that the Commission must "express [its] orders and decisions in formal and explicit findings to the end that review may be intelligent." City Serv. Gas Co. v. State Corp. Comm'n, 201 Kan. 223, 232
(1968); Gas Service Co. v. State Corporation Commission, 4 Kan. App. 2d 623, 625
(1980). Each Commission order must contain a "concise and specific statement" of both "the relevant law" and the "basic facts which persuade the [C]ommission in arriving at its decision." K.A.R. (S) 82-1-232(3). Kansas courts have "repeatedly emphasized the need for clarity and completeness in basic or essential findings on which . . . administrative orders rest." City Serv. Gas Co., 201 Kan. at 231. Absent such clarity and completeness, it "is not possible to issue a valid order," and there is "no official action-- only the vain show of it." Id. at 232.

         Where (as here) an agency has not provided a reasoned explanation for its decision, a reviewing court has no authority to supply such findings by implication. See, e.g., Kansas Pub. Serv. Co. v. State Corp. Comm'n, 199 Kan. 736, 743-44 (1967) (holding a Commission order unlawful because it lacked "basic findings of fact or conclusions of law."). In short, a court is powerless to substitute its findings either "for those which the [C]ommission made" or for those which "the [C]ommission failed to make." City Serv. Gas Co., 201 Kan. at 232; Water Dist. No. 1 of Johnson County v. State Water Auth., 19 Kan. App. 2d 236, 242 (1994) (noting that a "lack of expressed findings . . . may not be supplied by implication); cf. SEC v. Chenery Corp., 332 U.S. 194, 196 (1947).

         Because of the novel nature of the severe and unprecedented measures mandated by Order 55, Kansas courts have never before had cause to address an agency's failure to analyze an abrogation of contracts of the type presented heren. Nonetheless, federal courts have not hesitated to invalidate agency actions in analogous situations involving incomplete or legally erroneous agency analysis of relevant constitutional protections for private property. In National Wildlife Fed'n v. ICC, 850 F.2d 694 (D.C. Cir. 1988), for example, the D.C. Circuit struck down Interstate Commerce Commission orders and remanded for further consideration because the agency's "analysis" of the constitutional issues raised by one of the parties was insufficient to "support its conclusion" that rules implementing the national "rails-to-trails" program would not infringe private property interests. Id. at 708 (emphasis added). As the D.C. Circuit emphasized, the agency could not "sidestep th[e] cumbersome inquiry into the effect of its Rules on [private] property rights . . . by stressing that the Rules serve[d] an important rail regulatory purpose, namely, the preservation of rail transportation corridors for future rail use." Id. at 706.

         Here, the Commission's Order has thus far failed to address the serious concerns that abrogating Protection One's contracts (1) violate the Constitution's Contract Clause; (2) exceed the Commission's authority; (3) lack support in the record; and (4) arbitrarily and capriciously undermine the very goals that the Commission states it is seeking to attain. Because the Commission has duties to analyze these issues and provide "a concise and specific statement of the relevant law and basic facts," Gas Service Co., 4 Kan. App. 2d at 625, these omissions are in themselves independent grounds for a partial stay and limited reconsideration of Order 55.

                                   CONCLUSION

         The Commission should immediately stay Order 55 as it applies to contracts to which Protection One is a party in order to give itself time to comply with the constitutional, statutory, and administrative procedure requirements discussed above. After staying its Order as it applies to Protection One, the Commission should hold oral argument on the pressing issues covered by this Petition. Given the importance of these issues, Protection One believes that oral argument would be helpful to the Commission. Ultimately, the Commission should modify Order 55 so it no longer purports to abrogate or interfere with Protection One's contractual arrangements.

                             Respectfully submitted,

             Mitchell F. Hertz                  Teresa J. James
             Robert R. Gasaway                  WALLACE, SAUNDERS,
             KIRKLAND & EllIS                     AUSTIN, BROWN & ENOCHS
             655 Fifteenth Street, N.W.         1900 Epic Center
             Suite 1200                         301 North Main Street
             Washington, D.C. 20005             Wichita, KS  67202-4806
             (202) 879-5000                     (316) 369-2100

DATE:  January 10, 2003

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